Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

TOYO Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares issuable on exercise of Warrants	457(g)	4,970,007	(2)	$11.50	(3)	$57,155,080.50	0.00015310	$8,750.44
Fees to Be Paid	Equity	Ordinary Shares	457(c)	817,035	(4)	$3.51	(5)	$2,867,792.85	0.00015310	$439.06

	Total Offering Amounts			5,787,042						$9,189.50
	Total Fees Previously Paid									0
	Total Fee Offsets									0
	Net Fee Due									$9,189.50

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)	Represents 4,970,007 ordinary shares of the Company (the “Ordinary Shares”) issuable upon the exercise of the Company’s warrants (the “Warrants”).

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.

(4)	Represents up to 817,035 Ordinary Shares registered for resale by the Selling Securityholders identified in the Registration Statement, which include (i) 500,000 PIPE Shares, (ii) 206,957 Notes Shares, and (iii) 110,078 Notes Shares.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Ordinary Share as reported on December 3, 2024, which was approximately $3.51 per share.